Exhibit 10.2
REVOLVING CREDIT NOTE

$10,000,000.00	Birmingham, Alabama
September 4,2008
     FOR VALUE RECEIVED, on the Maturity Date (defined below), the undersigned, SUPERIOR BANCORP, a Delaware corporation (“Borrower”), hereby promises to pay to the order of COLONIAL BANK (“Lender”), the principal sum of Ten Million Dollars ($10,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all loan advances (“Advances”) made by Lender to Borrower hereunder and pursuant to the Loan Agreement (defined below). The aggregate principal amount of Advances which Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed Ten Million Dollars ($10,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement.
     Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) as set forth the below and to pay all fees and expenses as required by the Loan Agreement.
     Interest on each Advance and the principal balance hereof shall accrue at the Colonial Bank Base Rate. Colonial Bank Base Rate shall mean the interest rate announced from time to time by Lender as the “Colonial Bank Base Rate”. The Colonial Bank Base Rate is a reference rate established by Lender for use in computing and adjusting interest. It is subject to increase, decrease or change, and is only one of the reference rates or indices that the Lender uses. The Lender may lend to others at rates of interest at, or greater or less than the Colonial Bank Base Rate or the rate provided herein. The Colonial Bank Base Rate may change as often as daily. Any change in the interest rate resulting from a change in the Colonial Bank Base Rate shall take effect upon the change in the Colonial Bank Base Rate.
     Interest from the date of any Advance on the outstanding unpaid principal balance shall be computed on the basis of a 360 day year by multiplying the product of the principal amount outstanding and the applicable rate by the actual amount of days elapsed and dividing by 360. No Advance may extend beyond the Maturity Date and all outstanding Advances, including principal, interest, and fees related thereto, must be paid in full on the Maturity Date. Each Advance shall be in a minimum principal amount of $100,000.
     Interest on each Advance shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and on the Maturity Date, or earlier if maturity is accelerated pursuant to the terms of this Note or the Loan Agreement. If Borrower fails to make any payment of any principal of or interest on any Advance within ten (10) days after the same becomes due, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount not to exceed Three Percent (3%) of each late payment.
     All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect.
     This Note matures on September 3, 2009 (the “Maturity Date”). Borrower agrees to pay in full all interest, principal, fees, charges and all other amounts due under this Note and Loan Agreement on the Maturity Date. After maturity of the Loan, whether by reason of acceleration or otherwise, interest shall accrue on the Advances and be payable on demand on the entire outstanding principal balance hereof at an annual rate equal to Twelve Percent (12%).
     All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at 100 Colonial Bank Blvd, Montgomery, AL 36117-4244, or at such other place as Lender may from time to time designate in writing.
     Lender shall record in its books and records the date and amount of each Advance made by it to Borrower under this Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Advance made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
     This Note is the Note referred to in the Loan Agreement dated as of the date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.
     If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable, or if any Event of Default shall occur under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Advances under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.
     In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.
     This Note shall be governed by and construed in accordance with the substantive laws of the State of Alabama (without reference to conflict of law principles).

Borrower:

SUPERIOR BANCORP

By:	/s/ Mark A. Tarnakow

Print Name:	Mark A. Tarnakow

Title:	CFO